Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Morgan H. Everett Named Vice Chair of Coca-Cola Consolidated

CHARLOTTE, N.C. May 12, 2020 – Coca-Cola Consolidated, Inc. (NASDAQ:COKE) today announced that its Board of Directors unanimously approved the appointment of Morgan H. Everett as Vice Chair of the Company effective May 12, 2020.

“I am pleased with the appointment of Morgan as Vice Chair. One of the Board’s most important responsibilities is long-term succession planning, and this announcement is the result of a carefully planned succession process. Her experience working at the Company and serving on our Board of Directors has enabled Morgan to develop a unique perspective and understanding of the great tradition and strength of the Coca-Cola bottling system in the United States. In addition, as a member of the Company’s founding family, she supports our long-term commitment to this wonderful business. The Board and I have great confidence in Morgan and her ability to lead our Company in the coming years,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III.

Ms. Everett has been with the Company since 2004 and has served as a Board member since 2011. She was previously appointed as Vice President and as an Executive Officer, each effective January 1, 2016, and later promoted to Senior Vice President in early 2019.

“I am honored by the Board’s decision and am deeply committed to the continued long-term success of Coca-Cola Consolidated,” said Everett. “ I have a deep appreciation for our teammates and their service to our customers and communities. This is an exciting time to be part of Coca-Cola Consolidated, and I look forward to building upon its 118-years of success in operating excellence and service to its consumers, customers and communities.”

About Coca-Cola Consolidated, Inc.

Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For 118 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and deliver beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors to approximately 66 million consumers in territories spanning 14 states and the District of Columbia. Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.